Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3) and related Prospectus of Gramercy Property Trust for the registration of Gramercy Property Trust’s common shares, preferred shares, depositary shares, warrants, rights, and guaranties, and debt securities of GPT Operating Partnership LP and to the incorporation by reference therein of our reports as follows:

1.
Dated June 29, 2017, with respect to the consolidated financial statements of GPT Operating Partnership LP, included in the Current Report (Form 8-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

2.
Dated February 29, 2017, with respect to the consolidated financial statements and schedules of Gramercy Property Trust, and the effectiveness of internal control over financial reporting of Gramercy Property Trust, included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

3.
Dated May 21, 2015, with respect to the combined statement of revenues and certain expenses of the Dividend Capital Portfolio for the year ended December 31, 2014, included in the Current Report (Form 8-K/A) of Gramercy Property Trust, dated December 22, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
June 29, 2017